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                                                                    Exhibit 10.1

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 30, 2003 ("Agreement"), among Approved Acquisition Corp. ("AAC"), Michigan Fidelity Acceptance Corp, d/b/a Franklin Financial Group ("FFG"), a Michigan corporation, Approved Financial Corp. (the "Company"), a Virginia corporation, and Approved Federal Savings Bank, A Federal Savings Bank (the "Bank"), a federally-chartered savings bank and wholly-owned subsidiary of the Company.

                                   WITNESSETH:

     WHEREAS, the Boards of Directors of the Company and the Bank have determined that it is in the best interests of the Company and the Bank and the Company's stockholders to consummate the business combination transaction provided for herein (the "Merger");

     WHEREAS, in connection with the Merger, FFG desires to acquire certain assets and assume certain liabilities of the Company and the Bank as provided for herein (the "Transfer");

     WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     WHEREAS, as a condition and inducement to the willingness of AAC to enter into this Agreement, the directors and executive officers of the Company (the "Company Stockholders") are concurrently entering into a Stockholder Agreement with AAC (the "Stockholder Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such directors agree to vote their shares of Company Common Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby;

     WHEREAS, as a condition and inducement to the willingness of FFG and AAC to enter into this Agreement, each of the holders of the Company indebtedness, obligations, duties and liabilities relating to the Promissory Notes outstanding to related parties (the "Related Party Notes") set forth in the list attached hereto as Exhibit B is exchanging each of the Related Party Notes for new notes from two new classes of promissory notes (the "Exchanged Related Party Notes"). Each of the Exchanged Related Party Notes designated as a Note-A ("Note-A") includes a provision making such note subject to the terms of the setoff set forth in Section 8.02 of this Agreement and to the payment schedule set forth in each of the Note-As. Each of the Exchanged Related Party Notes designated as a Note-B ("Note-B") is not subject to the setoff set forth in Section 8.02 of the Agreement, but is subject to the payment schedule set forth in each of the Note-Bs. A list of all of the Note-A and Note-B Exchanged Related Party Notes and the forms of each one to be executed are attached hereto as Exhibit C; and

     WHEREAS, as a condition and inducement to the willingness of FFG and AAC to enter into this Agreement, the directors of the Company and the Bank are concurrently entering into a Resignation and Stock Sales Agreement in substantially the form attached hereto as Exhibit D, pursuant to which such directors agree as of the Effective Time (as defined in Section 1.05 hereof) to

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resign from their positions as directors of the Company and the Bank and to sell for $10.20 per share each of their shares of preferred stock of the Company to persons designated by AAC.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.01 The Merger. Subject to the terms and conditions of this Agreement and subject to and in accordance with an Agreement of Merger, a copy of which is attached hereto as Exhibit E (the "Agreement of Merger"), between the Company and Company Acquisition Corp. ("Interim"), a Virginia corporation to be formed as a wholly-owned subsidiary of AAC in connection with the transactions contemplated hereby, at the Effective Time (as defined in Section 1.05 hereof), Interim shall be merged with and into the Company in accordance with the Virginia Stock Corporation Act (the "VSCA") (the "Merger"), with the Company as the surviving corporation (hereinafter sometimes called the "Surviving Corporation").

     1.02 Effect of the Merger. As of the Effective Time (as defined in Section
1.05 hereof), the Surviving Corporation shall be considered the same business and corporate entity as each of the Company and Interim and thereupon and thereafter, all the property, rights, powers and franchises of each of the Company and Interim shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company and Interim and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Company and Interim in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Company or Interim is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Company and Interim if the Merger had not occurred. At the Effective Time, the directors and officers of the Surviving Corporation shall be the persons designated in Section 1.04.

     1.03 Articles of Incorporation and Bylaws. As of the Effective Time, the Amended and Restated Articles of Incorporation ("Articles of Incorporation") and Bylaws of the Company shall be

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the Articles of Incorporation and Bylaws of the Surviving Corporation until otherwise amended as provided by law.

     1.04 Directors and Officers. As of the Effective Time, the directors and officers of Interim shall become the directors and officers of the Surviving Corporation.

     1.05 Effective Time. The Merger shall become effective upon the occurrence of the filing of Articles of Merger with the Secretary of State of the Commonwealth of Virginia pursuant to Section 13.1-720 of the VSCA unless a later date and time is specified as the effective time in such Articles of Merger ("Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), at the offices of AAC or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to AAC, the Company and the Bank the certificates and other documents required to be delivered under Article V hereof.

     1.06 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, AAC, with the prior written consent of the Company, which consent shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the stockholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of the Company Common Stock (as defined below) under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any conditions to the Closing.

     1.07 Conversion of Company Common Stock and Cancellation of Options. As of the Effective Time, each share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares (i) as to which dissenters' rights have been asserted and duly perfected in accordance with the VSCA ("Dissenting Shares") and (ii) held by the Company (including treasury shares) or the Bank or AAC other than in a fiduciary capacity, which shares shall be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and by operation of law be converted into and represent the right to receive from AAC, the Book Value (as defined below) of such share in cash (the "Merger Consideration") in accordance with Section 1.08 hereof. The aggregate consideration to be paid for the conversion of all outstanding shares of Company Common Stock is hereinafter referred to as the "Aggregate Merger Consideration." For purposes of this Agreement, Book Value for each share of Company Common Stock shall be determined as of

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the month end immediately preceding the date of Closing. Book Value shall be determined in accordance with the methodology set forth in Appendix A hereto.

     At or immediately prior to the Effective Time, each outstanding option to purchase Company Common Stock issued by the Company and as described on Disclosure Schedule 2.02 ("Company Option"), shall be cancelled, and each holder of any such Company Option, whether or not then vested or exercisable, shall have no further rights with respect to such Company Options or underlying shares of Company Common Stock related to such Company Options. Each holder of a Company Option shall execute such instruments of cancellation as AAC may reasonably deem appropriate.

     1.08 Exchange Procedures

     (a) Immediately prior to the Effective Time, AAC shall deposit in trust with an exchange agent designated by AAC and reasonably acceptable to the Company (the "Exchange Agent") cash in an amount equal to the Aggregate Merger Consideration. No later than seven business days following the Effective Time, AAC shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock in exchange for the consideration set forth in Section 1.07 hereof deliverable in respect thereof pursuant to this Agreement. Within seven business days following receipt of surrendered certificates and a properly completed letter of transmittal, the Exchange Agent shall deliver the Merger Consideration to each former Company stockholder. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

     (b) Each outstanding certificate which prior to the Effective Time represented Company Common Stock (other than Dissenting Shares) and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence the right to receive the Merger Consideration. After the Effective Time, there shall be no further transfer on the records of the Company of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided.

     (c) AAC shall not be obligated to deliver the Merger Consideration to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder

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surrenders the certificate or certificates representing the shares of Company
Common Stock for exchange as provided in this Section 1.08, or, in lieu thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by AAC. If payment of the Merger Consideration is to be made in a name other than that in which the certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such payment pay to the Exchange Agent in advance, any transfer or other tax required by reason of the payment in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) Any portion of the Merger Consideration delivered to the Exchange Agent by AAC pursuant to Section 1.07 that remains unclaimed by the stockholders of the Company for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to AAC. Any stockholders of the Company who have not exchanged their shares of Company Common Stock for the Merger Consideration in accordance with this Agreement shall thereafter look only to AAC for the consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which payment of the Merger Consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of AAC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. AAC and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, AAC and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     1.09 Withholding Rights. AAC (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as AAC is required under the Internal Revenue Code of 1986, as amended ("Code"), or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by AAC, provided

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that AAC or the Exchange Agent shall timely file such withheld funds with the appropriate taxing authorities.

     1.10 Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the VSCA and has not effectively withdrawn or lost such rights as of the Effective Time shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the VSCA. The Company shall give AAC prompt notice upon receipt by the Company of any such written demands for payment of their fair value of such shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the VSCA (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"). Any payments made in respect of Dissenting Shares shall be made by AAC. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holders shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

     1.11 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

     1.12 Interim Shares. Each outstanding share of common stock of Interim, $.01 par value per share ("Interim Common Stock"), on the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an equal number of shares of the Surviving Corporation, which shall constitute all of the outstanding common stock of the Surviving Corporation.

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                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                  AND THE BANK

     References to "Company Disclosure Schedules" shall mean all of the disclosure schedules required by this Article II and Article IV hereof, dated as of the date hereof and referenced to the specific sections and subsections of this Agreement, which have been delivered by the Company to FFG and AAC. The Company and the Bank hereby represent and warrant to FFG and AAC as follows as of the date hereof:

     2.01 Corporate Organization.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined below). The Company is registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). Company Disclosure Schedule 2.01(a) sets forth true and complete copies of the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof.

     For the purposes of this Agreement, the term "Material Adverse Effect" shall mean any effect that (i) is material and adverse to the financial condition, results of operations or business of the Company and the Bank, either individually or considered as one enterprise including, without limitation, the nonconforming wholesale lending business, or (ii) materially impairs the ability of the Company and/or the Bank to consummate the transactions contemplated by this Agreement and the Agreement of Merger, provided, however, that the term "Material Adverse Effect" shall not be deemed to include (i) the impact of changes in (a) laws, regulations, or policies of any Federal or state court, administrative agency, commission or other governmental authority or interpretations thereof; or (b) generally accepted accounting principles, that in each case are generally applicable to the banking industry, (ii) actions taken or to be taken by the Company or the Bank upon the written request of FFG and AAC pursuant to this Agreement or the Agreement of Merger, or (iii) actions or payments contemplated by this Agreement, including as set forth in the Company Disclosure Schedules.

     (b) The only direct or indirect significant subsidiary (as defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933) of the Company is the Bank. Disclosure Schedule 2.01(b)(i) sets forth true and complete copies of the Charter and Bylaws of the Bank as in effect on the date hereof. The Bank (i) is duly organized, validly existing and in good standing under the laws of the United States of America, (ii) has the corporate power and authority to own or lease all of its properties and assets, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company and the Bank have satisfied in all material

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respects all commitments, financial or otherwise, as may have been agreed upon with their state and/or federal regulatory agencies. Other than the Bank and except as set forth in Company Disclosure Schedule 2.01(b)(ii), the Company does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

     2.02 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which 5,482,114 are issued and outstanding as of the date hereof, and 100 shares of noncumulative, voting preferred stock Series A, of which 90 shares are issued and outstanding. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for an aggregate of 252,000 shares of Company Common Stock issuable upon exercise of Company Options granted pursuant to the Company's 1996 Incentive Stock Option Plan (the "Stock Option Plan") and one non-statutory stock option agreement (the "Stock Option Agreement"), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of the Company or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock. Disclosure Schedule 2.02 lists each Company Option outstanding as of the date hereof under the Stock Option Plan and the Stock Option Agreement, as well as the name of the grantee, the date of grant and the respective exercise price with respect thereto.

     2.03 Authority; No Violation.

     (a) Subject to the approval of this Agreement by the stockholders of the Company, the Company and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of the Company and the Bank. Except for the adoption by the Company's stockholders of this Agreement, no other corporate proceedings on the part of the Company or the Bank are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company and the Bank and constitutes the valid and binding obligation of the Company and the Bank, enforceable against them in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (b) Subject to the approval of this Agreement by the stockholders of the Company, the Company has full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof. The execution and delivery of the Agreement of Merger by the Company and the consummation of the

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transactions contemplated thereby have been duly and validly approved by the
Board of Directors of the Company. The Agreement of Merger, upon its execution and delivery by the Company, will constitute a valid and binding obligation of the Company, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (c) None of the execution and delivery of this Agreement by the Company and the Bank, the execution and delivery of the Agreement of Merger by the Company, the consummation by the Company and the Bank of the transactions contemplated hereby in accordance with the terms hereof, the consummation by the Company of the transactions contemplated by the Agreement of Merger in accordance with the terms thereof, compliance by the Company and the Bank with any of the terms or provisions hereof or compliance by the Company with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Articles of Incorporation, Charter or Bylaws of the Company and the Bank, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company and the Bank or any of their respective properties or assets, or (iii) except as disclosed in Disclosure Schedule 2.03(c), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company and the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company and the Bank are a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect and which will not prevent or delay the consummation of the transactions contemplated hereby. Except as set forth in Company Disclosure Schedule 2.03(c) and for any consents and approvals of or filings or registrations with or notices to the Federal Deposit Insurance Corporation ("FDIC"), the State Corporation Commission of the Commonwealth of Virginia, the Office of Thrift Supervision ("OTS") and the stockholders of the Company, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of the Company in connection with (a) the execution and delivery of this Agreement by the Company and the Bank or the execution and delivery of the Agreement of Merger by the Company, and (b) the completion by the Company and the Bank of the transactions contemplated hereby or the completion by the Company of the transactions contemplated by the Agreement of Merger.

     (d) As of the date hereof, neither the Company nor the Bank is aware of any reasons relating to the Company or the Bank why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby.

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     2.04 Financial Statements.

     (a) The Company has previously delivered to FFG and AAC copies of the consolidated balance sheets of the Company as of December 31, 2002 and 2001 and the related consolidated statements of income (loss), shareholders' equity, and cash flows for the years ended December 31, 2002, 2001 and 2000, in each case accompanied by the audit report of Grant Thornton, LLP, independent public accountants, as well as the unaudited consolidated balance sheet of the Company as of June 30, 2003 and the related unaudited consolidated statements of income
(loss), shareholders' equity, and cash flows for the three months ended June 30, 2003 and 2002. The consolidated balance sheets of the Company referred to herein, as well as the financial statements to be delivered pursuant to Section
4.04 hereof, (including the related notes, where applicable) fairly present or will fairly present, in all material respects, as the case may be, the consolidated financial condition of the Company as of the respective dates set forth therein, and the related consolidated statements of income, shareholders' equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated income, shareholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein (it being understood that the Company's interim financial statements are not audited and are not prepared with all related notes but have been, or will be, prepared in compliance with all applicable legal and regulatory accounting requirements and reflect all adjustments which are, in the opinion of the Company, necessary for a fair presentation of such financial statements).

     (b) Each of the financial statements referred to in this Section 2.04 (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of the Company and the Bank are being maintained in material compliance with applicable legal and accounting requirements.

     (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 2.04(a) or the notes thereto, and except for liabilities incurred since June 30, 2003 in the ordinary course of business and consistent with past practice, the Company does not have any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, results of operations, assets or financial condition of the Company and the Bank taken as a whole.

     2.05 Absence of Certain Changes or Events. Except as set forth in Company Disclosure Schedule 2.05, since June 30, 2003, (i) the Company and the Bank have conducted their businesses in the ordinary and usual course and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

     2.06 Legal Proceedings. Except as disclosed in Company Disclosure Schedule 2.06, neither the Company nor the Bank is a party to any, and there are no pending or, to the best knowledge of the Company and the Bank, threatened legal, administrative, arbitration or other

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proceedings, claims, actions or governmental investigations of any nature against the Company or the Bank, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of the Company and the Bank will not have a Material Adverse Effect. Except for the OTS Supervisory Agreement among the Company, the Bank and the OTS, dated December 3, 2001, (the "Supervisory Agreement"), neither the Company nor the Bank is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect.

     2.07 Taxes and Tax Returns.

     (a) The Company and the Bank have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and have duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to representatives of FFG and AAC) and (ii) have not finally been determined. The Company has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable for periods ending on or prior to the Effective Time, whether or not disputed or accrued. Except as set forth in Company Disclosure Schedule 2.07(a), (i) the federal income tax returns of the Company have been examined by the Internal Revenue Service ("IRS") (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Virginia income tax returns of the Company have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. All tax refunds, if any, have been properly recorded, and, to the knowledge of the Company and the Bank, were properly paid and binding obligations of the applicable state or federal authority. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon the Company or the Bank, nor has the Company given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

     (b) Except as set forth in Company Disclosure Schedule 2.07(b), the Company
(i) has not requested any extension of time within which to file any Return which Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of Taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by the Company (nor does the Company have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     (c) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Company and/or the Bank.

     2.08 Employee Benefit Plans.

     (a) Company Disclosure Schedule 2.08(a) sets forth all benefit and compensation plans, contracts, policies or arrangements under which the Company and the Bank have obligations covering current or former employees of the Company and the Bank (the "Employees") and current or former directors of the Company and the Bank including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based, incentive and bonus plans (the "Benefits Plans"). True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided to representatives of FFG and AAC.

     (b) All Benefits Plans other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees, to the extent subject to ERISA, are in compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under
Section 401(a) of the Code. There is no material pending or, to the Company's knowledge, threatened litigation relating to the Benefits Plans. Neither the Company nor the Bank has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or the Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would have a Material Adverse Effect upon the Company or the Bank.

     (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or the Bank with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor the Bank has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

     (d) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of the Company. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor the Bank has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (e) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of
Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

     (f) Neither the Company nor the Bank has any obligations for retiree health and life benefits under any Benefit Plan other than as may be required under
Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. The Company or the Bank may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

     (g) Except as set forth on Company Disclosure Schedule 2.08(g), none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the transactions contemplated hereby will (A) entitle any employees of the Company or the Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     2.09 Securities Documents and Regulatory Reports.

     (a) Except for SEC online filings available on the SEC web site, the Company has previously delivered or made available to representatives of FFG and AAC a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the Securities Exchange Act of 1934, as
amended ("1934 Act"), or mailed by the Company to its stockholders as a class since January 1, 1998, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

     (b) Since January 1, 1998, the Company and the Bank have duly filed with the OTS, in materially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and the Company has delivered or made available to representatives of FFG and AAC accurate and complete copies of such reports. Company Disclosure Schedule 2.09 lists all examinations of the Company or the Bank conducted by the applicable regulatory authorities since January 1, 1998 and the dates of any responses thereto submitted by the Company or the Bank. Except as set forth in Company Disclosure
Schedule 2.09, in connection with the most recent examinations of the Company or the Bank by the applicable regulatory authorities, neither the Company nor the Bank were required to correct or change any action, procedure or proceeding which the Company or the Bank believe has not been now corrected or changed as required other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect.

     2.10 Compliance with Applicable Law.

     (a) The Company and the Bank have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company and the Bank, no suspension or cancellation of any of the same is threatened.

     (b) Neither the Company nor the Bank is in violation of its Articles of Incorporation, Charter or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect, and neither the Company nor the Bank has received any notice or communication from any federal, state or local governmental authority asserting that the Company or the Bank is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect. Except for the OTS Supervisory

Agreement, neither the Company nor the Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all commercial banks issued by governmental authorities), and has not received any written communication requesting that it enter into any of the foregoing.

     2.11 Deposit Insurance. The deposit accounts of the Bank are insured by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by the Federal Deposit Insurance Act, as amended ("FDIA"), and the Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

     2.12 Certain Contracts.

     (a) Except as disclosed in Company Disclosure Schedule 2.12(a), neither the Company nor the Bank is a party to, is bound by, receives, or is obligated to pay benefits under, (i) any agreement, indenture or other instrument relating to the borrowing of money by the Company or the Bank (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by the Company or the Bank of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of the Company or the Bank, (iii) any contract, agreement or understanding with a labor union,
(iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of the Company or the Bank upon execution of this Agreement and the Agreement of Merger or upon or following consummation of the transactions contemplated by this Agreement or the Agreement of Merger (either alone or in connection with the occurrence of any additional acts or events),
(v) any agreement, arrangement or understanding to which the Company or the Bank is a party or by which any of the same is bound which limits the freedom of the Company or the Bank to compete in any line of business or with any person, or
(vi) any other agreement, arrangement, commitment or understanding to which the Company or the Bank is a party and which is material to the business, results of operations, assets or financial condition of the Company and the Bank taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

     (b) Neither the Company nor the Bank is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, which default or non-compliance would have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

     (c) Neither the Company nor the Bank is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included in the Company's audited financial statements at and for June 30, 2003 and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives."

     2.13 Properties and Insurance.

     (a) All real and personal property owned by the Company or the Bank or presently used by them in their respective businesses is in adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of the Company and the Bank in the ordinary course of business consistent with their past practices. The Company and the Bank have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in the Company's consolidated balance sheet as of June 30, 2003, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2003), subject to no encumbrances, liens, mortgages, securities interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet, (ii) statutory liens for current taxes not yet due, (iii) such encumbrances, liens, mortgages, securities interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of the Company and the Bank taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. The Company and the Bank as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by the Company and the Bank and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right in a way that would have a Material Adverse Effect. Company Disclosure
Schedule 2.13(a) sets forth an accurate listing of each lease pursuant to which the Company or the Bank act as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same ("Leased Properties").

     (b) The business operations and all insurable properties and assets of the Company and the Bank are insured for its benefit against all risks which, in the reasonable judgment of the management of the Company and the Bank, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of the Company and the Bank adequate for the business engaged in by the Company and the Bank. As of the date hereof, neither the Company nor the Bank has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in material default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     2.14 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. '9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. '6901, et seq; the Clean Air Act, as amended, 42 U.S.C. '7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. '1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. '9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. '11001, et seq; the Safe Drinking Water Act, 42 U.S.C. '300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

     "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include without limitation petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

     "Loan Portfolio Properties" means those properties which serve as collateral for loans owned by the Company or the Bank.

     "Other Properties Owned" means those properties owned or operated by the Company or the Bank which are not Loan Portfolio Properties. A legal description of each of the Other Properties Owned is set forth in Company Disclosure
Schedule 2.14.

     (a) Except as set forth in Company Disclosure Schedule 2.14(a), to the knowledge of the Company and the Bank, neither the Company nor the Bank has been and are not in violation of or liable under any Environmental Law.

     (b) None of the Other Properties Owned is the subject of liability under, or, to the knowledge of the Company and the Bank, has been in violation of, any Environmental Law except any such violations or liabilities which would not, individually or in the aggregate, have a Material

Adverse Effect. Except as set forth in Company Disclosure Schedule 2.14(b), a Phase I study has been conducted with respect to each of the Other Properties Owned and such study will be updated prior to Closing. Except as set forth in Company Disclosure Schedule 2.14(b), a Phase I survey has been conducted with respect to each of the Other Properties Owned and such survey will be updated prior to Closing. A copy of each of the Phase I studies and surveys is attached hereto as part of Company Disclosure Schedule 2.14(b).

     (c) To the knowledge of the Company and the Bank, none of the Loan Portfolio Properties or Leased Properties has been in violation of, or is the subject of liability under, any Environmental Law except any such violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

     (d) There are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the knowledge of the Company and the Bank, threatened relating to the liability of the Loan Portfolio Properties, Leased Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a Material Adverse Effect.

     (e) Company Disclosure Schedule 2.14(e) lists (i) any environmental studies which have been undertaken by, or on behalf of, the Company or the Bank with respect to the Other Properties Owned and the Leased Properties and (ii) and correspondence known to the Company or the Bank with respect to the Other Properties Owned and the Leased Properties and issues related to Environmental Laws.

     2.15 Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on the Company's consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof is, in the opinion of the Company's management, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section
2.04 hereof is carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

     2.16 Minute Books. Since January 1, 2000, the minute books of the Company and the Bank contain complete and accurate records of all meetings and other corporate action held or taken by their Boards of Directors (including committees of its Board of Directors) and stockholders in all material respects.

     2.17 Broker Fees. Except as set forth in Company Disclosure Schedule 2.17, neither the Company nor the Bank or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

     2.18 Proxy Statement Information. None of the information relating to it which is included in the proxy statement distributed by the Company to its stockholders in order to solicit their approval of this Agreement and the transactions contemplated hereby ("Proxy Statement"), as of the date such Proxy Statement is mailed to its stockholders and up to and including the date of the meeting of its stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

     2.19 Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 2.19 or other Schedules to this Agreement, there are no existing or pending transactions, nor are there any agreements or understandings, with any directors, officers or employees of the Company or the Bank or any person or entity affiliated with it (collectively, "Affiliates"), relating to, arising from or affecting the Company and the Bank, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of the Company or the Bank.

     2.20 Required Vote; Fairness Opinion.

     (a) This Agreement and the transactions contemplated hereby are required to be approved on behalf of the Company by the affirmative vote of the holders of more than two thirds of the votes cast of Company Common Stock at a meeting called for such purpose. No other vote of the stockholders of the Company is required by law, the Company's Articles of Incorporation, the Company's Bylaws or otherwise to approve this Agreement and the transactions contemplated hereby.

     (b) No "control share acquisition," "interested stockholder," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

     (c) The Company has received a written opinion of Summit Capital Partners, LLC and the Finley Group, Inc., dated the date hereof, with respect to the fairness of the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement from a financial point of view.

     2.21 Disclosures. No representation or warranty contained in Article II of this Agreement, and no statement contained in the Company Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF FFG AND AAC

     References to "AAC Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered by FFG and AAC to the Company. FFG and AAC hereby represent and warrant to the Company and the Bank as follows as of the date hereof:

     3.01 Corporate Organization.

     (a) Each of FFG and AAC is a corporation duly organized, validly existing and in good standing under the laws of Michigan. Each of FFG and AAC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of each of FFG and AAC to consummate the transactions contemplated hereby.

     (b) Interim will be at the Effective Time an interim stock corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Interim will not engage in any business other than in connection with the transactions contemplated by this Agreement and the Agreement of Merger and Interim will have no material obligations or liabilities other than its obligations hereunder.

     3.02 Authority; No Violation.

     (a) Each of FFG and AAC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of FFG and AAC, and no other corporate proceedings on the part of FFG or AAC are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of FFG and AAC and constitutes a valid and binding obligation of each of FFG and AAC, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (b) At the Effective Time, Interim will have full corporate power and authority to execute and deliver the Agreement of Merger and to consummate the transactions contemplated thereby in accordance with the terms thereof. At the Effective Time, the execution and delivery of the Agreement of Merger by Interim and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Interim and by AAC as the sole stockholder of Interim, and no other corporate proceedings on the part of Interim are necessary to consummate the transactions so contemplated. The Agreement of Merger, upon its execution and delivery by Interim, will constitute a valid and binding obligation of Interim, enforceable against it in accordance with and subject to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (c) None of the execution and delivery of this Agreement by FFG and AAC, the execution and delivery of the Agreement of Merger by Interim, the consummation by FFG and AAC of the transactions contemplated hereby in accordance with the terms hereof, the consummation by Interim of the transactions contemplated by the Agreement of Merger, compliance by FFG and AAC with any of the terms or provisions hereof or compliance by Interim with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Articles of Incorporation, Charter or Bylaws of FFG, AAC or Interim, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FFG, AAC or Interim or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of FFG, AAC or Interim under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FFG, AAC or Interim is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of FFG or AAC and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations or notices to the Secretary of State of the Commonwealth of Virginia, the FDIC and the OTS listed in Schedule 3.02(c), no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of FFG, AAC and Interim in connection with (a) the execution and delivery of this Agreement by FFG and AAC or the execution and delivery of the Agreement of Merger by Interim and (b) the completion by FFG and AAC of the transactions contemplated hereby or the completion by Interim of the transactions contemplated by the Agreement of Merger.

     (d) As of the date hereof, neither FFG nor AAC is aware of any reasons relating to it why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby.

     3.03 Ability to Pay Merger Consideration. AAC has upon execution of this Agreement and will have available to it, immediately prior to the Effective Time sufficient cash (which shall not consist of any funds borrowed by AAC or its investors) to pay the Aggregate Merger Consideration to stockholders of the Company as set forth in Section 1.07 and FFG has upon execution of this Agreement and will have available to it, immediately prior to the Effective Time sufficient cash (which shall not consist of any funds borrowed by FFG or its investors) to pay the Purchase Price to the Company and the Bank as set forth in
Section 9.03. FFG and AAC will upon request of the Company provide confirmation of such available funding.

     3.04 Certain Information. None of the information relating to FFG and AAC supplied or to be supplied by AAC to the Company expressly for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of the Company and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.05 Disclosures. No representation or warranty contained in Article III of this Agreement, and no statement contained in the FFG or AAC Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

     3.06 Lender Consent. FFG has received an irrevocable written consent from its lender, Residential Funding Corporation, to undertake the transaction contemplated by this Agreement.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

     4.01 Conduct of the Business of the Company and the Bank. During the period from the date hereof to the Effective Time, the Company and the Bank shall conduct their respective businesses and engage in transactions permitted hereunder or only in the ordinary course and consistent with past practice. The Company and the Bank shall use all reasonable efforts to (i) preserve their business organization intact, (ii) keep available for themselves and FFG and AAC the present services of the majority of the employees of the Company and the Bank, and (iii) preserve for themselves and FFG and AAC, the goodwill of their customers and others with whom business relationships exist.

     4.02 Negative Covenants. The Company agrees that from the date hereof to the Effective Time, except as otherwise approved by FFG and AAC in writing or as permitted or required by this Agreement, the Company will not and the Company will not permit the Bank to:

     (i) amend or change any provision of its Articles of Incorporation, Charter or Bylaws unless such amendment shall be necessary to complete the Merger;

     (ii) change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

     (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company;

     (iv) grant any severance or termination pay (other than pursuant to binding contracts, plans, or policies of the Company or the Bank in effect on the date hereof and disclosed to FFG and AAC on Company Disclosure Schedule 2.12(a)) to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, executive officers or employees; or award any increase in compensation or benefits to its directors, officers or employees;

     (v) enter into or modify (except as may be required by applicable law or as may be required by Section 4.12 hereof, with the prior written consent of FFG and AAC, which shall not be unreasonably withheld) any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice and policies;

     (vi) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

     (vii) enter into any new capital commitments or make any capital expenditures in excess of $10,000 each, and $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

     (viii) file any applications or make any contract with respect to branching or site location or relocation;

     (ix) make any material change in its accounting methods or practices, other than changes required by outside independent CPAs , the OTS or changes in applicable laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in applicable laws or regulations;

     (x) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law or regulations;

     (xi) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

     (xii) incur any liability for borrowed funds (other than in the case of deposits, federal funds purchased, securities sold under agreements to repurchase and FHLB or warehouse line of credit advances in the ordinary course of business) or place upon or permit any lien or encumbrance upon any of its properties or assets, except liens of the type permitted in the exceptions to
Section 2.13(a).

     (xiii) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

     (xiv) engage in any transaction with an Affiliate not in the ordinary course of business consistent with past practice;

     (xv) discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

     (xvi) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

     (xvii) invest in any investment securities other than United States government agencies and insured certificates of deposit with a maturity of two
(2) years or less or federal funds;

     (xviii) make or commit to make any loan to any one person or entity except mortgage loans originated in the ordinary course of business (together with "affiliates of such person or entity) in excess of $300,000 in the aggregate;

     (xix) take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect at the Effective Time;

     (xx) modify or curtail any of its wholesale mortgage operations, including changing its mortgage origination policies, underwriting guidelines, closing policies or quality control policies or fail to meet any obligation under any of its agreements with its loan purchasers; or

     (xxi) agree to do any of the foregoing.

     4.03 No Solicitation. The Company and the Bank agree that neither they nor any of their respective officers or directors shall, and that they shall direct and use their reasonable best efforts to cause each of their employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company or more than 9.9% of the outstanding equity securities of the Company or the Bank (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company and the Bank further agree that neither the Company nor the Bank nor any of their respective officers and directors shall, and that they shall direct and use their reasonable best efforts to cause their employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Bank from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clauses (B), (C) or (D) above, the Company Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger. The Company and the Bank agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals provided however, a subsequent unsolicited proposal by a third party that was in discussion prior to execution of this Agreement will be treated the same as an unsolicited proposal that did not involve a third party in discussions prior to execution of this Agreement. The Company and the Bank agree that they will notify FFG and AAC immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, and the substance thereof and will keep FFG and AAC informed of any developments with respect thereto immediately following the occurrence thereof.

     4.04 Current Information. During the period from the date hereof to the Effective Time, the Company will cause one or more of its designated representatives to confer from time to time, as FFG and AAC may reasonably request, with representatives of FFG and AAC regarding the Company's business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. Within 30 days after the end of each month or in accordance with required reporting of same to OTS, the Company shall provide FFG and AAC with a statement of financial condition and a statement of earnings, without related notes, for such month prepared in accordance with past practices as presented to its Board of Directors. On a monthly basis, the Company shall furnish FFG and AAC with a report, in such detail as reasonably requested by FFG and AAC, indicating all loans which have been originated, purchased or sold during such period as well as all applications for loans which have been received for processing ("pipeline report") subject to the Company maintaining the confidentiality of the parties associated with such applications.

     4.05 Access to Properties and Records; Confidentiality.

     (a) The Company and the Bank shall permit FFG and AAC and their representatives reasonable access, upon advance notice, to their properties, and shall disclose and make available to FFG and AAC all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Company and the Bank, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings (excluding minutes related to the transactions contemplated by this Agreement or other Acquisition Proposals), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which FFG and AAC may have a reasonable interest. The Company and the Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The Company and the Bank will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company and the Bank shall make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with FFG and AAC and their representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

     (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best effort to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligation to keep such information confidential shall continue for three years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

     (c) No investigation by either of the parties hereto or their respective representatives shall affect the representations, warranties, covenants or agreements of the other party set forth herein

     4.06 Regulatory Matters.

     (a) AAC shall have filed its application for change in control with all required exhibits and related documents on or before 60 days after the date of this Agreement. Each of the Company, the Bank, FFG and AAC shall cooperate with each other and use their best efforts to prepare all necessary documentation to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review and approve in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

     (b) Each of the parties will furnish each other with all information concerning themselves, their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

     (c) Each of the parties will (provided the OTS does not object in the case of communications between the Company or the Bank and the OTS) promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

     (d) Each of the Company, FFG and AAC agrees that if such party shall become aware prior to the mailing date of the Proxy Statement of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

     4.07 Approval of Stockholders. The Company will (a) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable, but in no event later than November 30, 2003, for the purposes of securing the adoption of such stockholders of this Agreement and the Agreement of Merger, (b) unless the Board of Directors of the Company makes a good faith determination, upon consideration of the advice of outside counsel that such recommendation would be deemed to constitute a breach of their fiduciary duties under applicable Virginia law, recommend to its stockholders the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with FFG and AAC with respect to the foregoing matters.

     4.08 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Agreement of Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

     4.09 Disclosure Supplements. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article V or the compliance by the Company and the Bank with the covenants set forth in Section
4.01 hereof.

     4.10 Public Announcements. The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

     4.11 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled and that it will not waive that condition, it will promptly notify the other party. AAC and the Company will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

     4.12. Retention Bonuses. Following execution of this Agreement in order to insure an orderly Closing and transition period, the Company, FFG and AAC shall identify individual employees of the Company (other than employees who have executive agreements as disclosed in Schedule 2.12(a)) who will be entitled to receive a "retention" bonus in the event that such employee remains an employee and satisfactorily fulfills the duties and responsibilities of his or her position through the Effective Time, to be paid immediately prior to the Effective Time. The amount of each bonus shall be determined by mutual agreement of the parties provided, however, that such bonus payments shall not exceed $200,000 in the aggregate. The Company and AAC shall share equally the cost of such bonus payments.

     4.13 Employment, Severance and Change in Control Agreements. Any officer or employee of the Company or the Bank who has an employment, severance or change in control agreement ("Executive Agreements") with the Company or the Bank (each a "Contract Officer") which is disclosed on Company Disclosure Schedule 2.12(a) shall receive from FFG the severance or termination payments ("Contract Payments") provided for in their respective Termination and Release Agreements (the "Release Agreement") in lieu of the payments described and quantified in reasonable detail on Company Disclosure Schedule 4.13. Subject to the Transfer pursuant to Section 9.01(b)(iii) of this Agreement, the Contract Payments, except for those Contract Payments required pursuant to Section 4.14, will be made by FFG ratably over a twelve month period beginning November 1, 2003, provided, however, that the Closing occurs on or before October 31, 2003. In the event the Closing occurs on or after November 1, 2003, the Contract Payments shall be reduced pro rata for each month thereafter that the Closing does not occur, provided AAC receives requisite OTS approval prior to October 31, 2003 and the delay is caused solely by the Company or the Bank. As a condition to receiving their Contract Payments, each Contract Officer shall sign and deliver to FFG and AAC a Release Agreement in the form attached hereto as Exhibit F. Notwithstanding anything contained herein to the contrary, (1) the Company represents and warrants that the amounts set forth in Company Disclosure
Schedule 4.13 have been calculated in a manner consistent with, and according to, the provisions of the Executive Agreements (copies of which have been furnished by the Company to FFG and AAC), and (ii) the amounts payable under such Executive Agreements will not exceed, individually or in the aggregate, the amounts set forth in Company Disclosure Schedule 4.13.

     4.14 Certain Contract Payments. Subject to the Transfer pursuant to Section 9.01(b)(iii) of this Agreement, Jean Schwindt shall receive from FFG Contract Payments pursuant to her Release Agreement. The Contract Payments will be made by FFG ratably over a twelve-month period beginning as of the date of Closing and shall not be subject to the reduction provisions in Section 4.13.

                                    ARTICLE V

                               CLOSING CONDITIONS

     5.01 Conditions to the Parties' Obligations Under This Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) All necessary regulatory, governmental or third party approvals, waivers, clearances, authorizations and consents (including without limitation the requisite approval and/or non-objection, if any, of the FDIC and the OTS required to consummate the transactions contemplated hereby) shall have been obtained without any term or condition which, in the reasonable opinion of FFG and AAC, would materially impair the value of the Company and the Bank to FFG and AAC or materially adversely affect the terms of the Merger as they relate to the stockholders of the Company; all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired.

     (b) All corporate action necessary to authorize the execution and delivery of this Agreement and the Agreement of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by FFG, AAC, the Company and the Bank, including approval by the requisite vote of the stockholders of the Company of this Agreement and the Agreement of Merger.

     (c) No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which AAC or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

     5.02. Conditions to the Obligations of FFG and AAC Under This Agreement. The obligations of AAC under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by AAC:

     (a) Each of the obligations of the Company and the Bank required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Company and the Bank contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date, or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect, and FFG and AAC shall have received a certificate to that effect signed by the President of the Company and the Bank.

     (b) All holders of Company Options shall enter into cancellation agreements with respect to such Company Options.

     (c) Holders of Company Common Stock who dissent from the Merger pursuant to the VSCA by meeting the requirements set forth in the VSCA shall not hold more than 13% of the Company Common Stock immediately prior to the Effective Time.

     (d) The OTS shall have terminated the Supervisory Agreement.

     (e) The Company and the Bank shall have furnished FFG and AAC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as FFG and AAC may reasonably request.

     (f) The average monthly noncomforming residential mortgage loan originations by the Company and the Bank shall be no less than $12 million for the last full three-month period immediately prior to Closing and no less than $12 million for the last full month immediately prior to Closing.

     5.03 Conditions to the Obligations of the Company and the Bank Under this Agreement. The obligations of the Company and the Bank under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by the Company and the Bank:

     (a) Each of the obligations of FFG and AAC required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of FFG and AAC contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of FFG or AAC taken as a whole, and the Company and the Bank shall have received a certificate to that effect signed by the President and Chief Executive Officer of each of FFG and AAC.

     (b) FFG and AAC shall have furnished the Company and the Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as the Company and the Bank may reasonably request.

                                   ARTICLE VI

                     TERMINATION, AMENDMENT AND WAIVER, ETC.

     6.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Agreement of Merger by the stockholders of the Company:

     (a) by mutual written consent of the parties hereto;

     (b) by AAC or the Company (i) if the Effective Time shall not have occurred on or prior to December 31, 2003, or (ii) if a vote of the stockholders of the Company is taken and such stockholders fail to approve this Agreement and the Agreement of Merger at the meeting of stockholders (or any adjournment thereof) of the Company contemplated by Section 4.07 hereof; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements in all material respects set forth herein to be performed or observed by such party at or before the Effective Time;

     (c) by AAC or the Company upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied;

     (d) by AAC in writing if the Company or the Bank has, or by the Company or the Bank in writing if AAC has, breached (i) any covenant or undertaking contained herein or in the Agreement of Merger, or (ii) any representation or warranty contained herein, which, in the case of either (i) or (ii), breach would have a Material Adverse Effect on the business, operations, assets or financial condition of the Company and the Bank taken as a whole or AAC, or upon the consummation of the transactions contemplated hereby, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

     (e) by AAC or the Company in writing, if any of the applications for prior approval referred to in Section 4.06 hereof are denied or are approved contingent upon the satisfaction of any condition or requirement which, in the reasonable opinion of the Board of Directors of AAC or the Company, as applicable, would materially impair the value of the Company and the Bank taken as a whole to AAC, or would materially adversely affect the terms of the Merger as they relate to the stockholders of the Company and the time period for appeals and requests for reconsideration has run;

     (f) by AAC if (i) at any time prior to the meeting of stockholders of the Company to consider the Agreement, the Company shall have breached Section 4.03,
(ii) the Company's Board of Directors shall have failed to make its recommendation referred to in Section 4.07, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of AAC and the Company's stockholders fail to approve this Agreement and the Agreement of Merger at the meeting of stockholders of the Company contemplated by Section 4.07 or (iii) the Company shall have materially breached its obligations under Section 4.07 by failing to call, give notice of, convene and hold a meeting of the Company's stockholders in accordance with
Section 4.07; and

     (g) by AAC if a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by AAC), and the Company's Board of Directors (i) recommends that the stockholders of the Company tender their shares in such tender or exchange offer within the 10 business day period ("Recommendation Period") specified in Rule 14e-2(a) under the Exchange Act or (ii) fails to recommend that such stockholders reject such tender offer or exchange offer within the Recommendation Period and such stockholders fail to approve this Agreement and the Agreement of Merger at the meeting of stockholders of the Company contemplated by Section 4.07.

     6.02 Effect of Termination. In the event of termination of this Agreement by AAC or the Company as provided above, this Agreement shall forthwith become void (other than Sections 4.05(b) and 7.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 4.05(b) and 7.01 hereof.

     6.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of the Company, the parties may (a) amend this Agreement and the Agreement of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Agreement of Merger which modifies the amount of the Merger Consideration to be delivered to stockholders of the Company. This Agreement and the Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE VII

                          TERMINATION FEES AND EXPENSES

     7.01 Expenses; Termination Fee.

     (a) Except as provided below, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel.

     (b) If either party terminates this Agreement pursuant to Section 6.01(a),
(b), (c) or (e), that party shall not have any obligation or liability to the other. In the event of a termination of this Agreement pursuant to Section 6.01(d), the party committing such breach shall be liable for $200,000 to the other party, plus the reasonable expenses of the other party, which expenses shall not exceed $100,000, without prejudice to any other rights or remedies as may be available to the non-breaching party, including without limitation any rights under Section 7.01(c) or (d) hereof. Such amount shall be paid by wire transfer of immediately available funds to an account designated by the non-breaching party no later than the tenth business day following such termination. If AAC terminates this Agreement pursuant to Section 6.01(f) or
(g), the Company shall be liable to AAC as specified in Section 7.01(c) below. If the Company terminates this Agreement pursuant to Section 6.01(d) and AAC enters into a definitive agreement as set forth in Section 7.01(d) below, AAC shall be liable to the Company as specified in section 7.01(d).

     (c) Notwithstanding anything to the contrary herein, the Company shall pay AAC the sum of $400,000 (the "Termination Fee") if this Agreement is terminated as follows:

          (i) if this Agreement is terminated by AAC pursuant to Section 6.01(f)(i), (ii) and (iii) or (g); or

          (ii) if this Agreement is terminated by (A) AAC pursuant to Section 6.01(d) or (B) by either AAC or the Company pursuant to Section 6.01(b)(i) and with respect to such termination events under this Section 7.01(b)(ii) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of the Company or the Company's Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of termination; or

          (iii) if this Agreement is terminated by either AAC or the Company pursuant to Section 6.01(b)(ii) and an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of the Company or the Company's Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of the Company at a meeting thereof to consider this Agreement as contemplated by Section 4.07.

Any amount that becomes payable pursuant to Section 7.01(c)(i), (ii) or (iii) shall be paid by wire transfer of immediately available funds to an account designated by AAC no later than the tenth business day following such termination.

     (d) Notwithstanding anything to the contrary herein, FFG and/or AAC shall pay the Company the sum of $250,000 if this Agreement is terminated by the Company pursuant to Section 6.01(d) and, within 90 days of such breach, AAC enters into a definitive agreement involving the acquisition of, or purchase of, all or substantially all of the assets of a bank, savings bank, savings association or similar savings institution or the holding company thereof.

     (e) The Company and AAC agree that the agreement contained in paragraph (c) of this Section 7.01 is an integral part of the transactions contemplated by this Agreement, that without such agreement AAC would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company and the Bank. If the Company or the Bank fail to pay AAC the amounts due under paragraph (c) above within the time period specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by AAC in connection with any action in which AAC prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

     (f) Amounts paid pursuant to Section 7.01(a) shall not be in addition to the amounts paid pursuant to Section 7.01(c). The maximum amount payable to AAC pursuant to this Agreement shall be $400,000. Further, amounts paid pursuant to
Section 7.01(a) shall not be in addition to the amount paid pursuant to Section
(d). The maximum amount payable to the Company pursuant to this Agreement shall be $250,000.

                                  ARTICLE VIII

                                     SETOFF

     8.01 Remedies. The parties acknowledge that if the planned merger is terminated, the rights and remedies of the parties are specified in Section
7.01. If the planned merger is consummated then the provision of this Article VIII shall provide the exclusive remedy for any claims by FFG or AAC against the Bank, the Company or their shareholders, directors and officers.

     8.02 Setoff.

     (a) After the Effective Time and until all of FFG's obligations pursuant to the Note-A class of Exchanged Related Party Notes have been paid in full or a period of three (3) years elapses, whichever occurs sooner, the Bank and the Company and each of the holders of a Note-A (the "Noteholders"), pursuant to the provisions of each Note-A, agree that the amount of FFG's obligations pursuant to the Note-A shall be reduced (the "Setoff") as specified in Exhibit G by the amount of any costs or expenses (including reasonable attorney's fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities ("Setoff Amounts") incurred or imposed in connection with (1) any claim, action, suit, proceeding or investigation against the Bank or the Company, whether civil, criminal, administrative or investigative, arising out of matters related to the Bank or the Company existing or occurring prior to the Effective Time and not reflected or reserved in the Financial Statements, or other Schedules or Exhibits to this Agreement and not covered by insurance, whether asserted or claimed prior to, at or after the Effective Time or (2) the breach or inaccuracy of any of the representation and warranties included in
Article II hereof. For purposes of this Section 8.02, Setoff Amounts shall include, but shall not be limited to, any repurchase and recapture obligations (net of prepayment penalties lawfully paid and as applied pursuant to the investor agreement) regarding mortgages originated, table funded or otherwise funded or brokered by the Company and the Bank and any expenses regarding items not included on the balance sheets of the Company and the Bank as of the Effective Time. The amount of the Setoff will be applied to the total outstanding balance of FFG's obligations as specified in Exhibit G.

     (b) The maximum setoff against all Noteholders in the aggregate shall be $700,000.00

     8.03 Notice and Defense of Claim by Third-Party. In the case of any claim asserted by a third party which could result in a Setoff under this Agreement, notice shall be given by FFG to the Noteholders promptly after FFG has knowledge of any claim as to which a Setoff may be sought, Noteholder and FFG shall cooperate in the defense of any claim or litigation subject to this Section and the records of each shall be available to the other with respect to such defense. Noteholders may, individually or collectively and at their own expense, assist in such defense if they so choose.

     8.04 Reduction and Suspension of Payment of Note-A Principal.

     (a) In the event that FFG believes a Setoff is appropriate, FFG shall notify the Noteholders of the amount of the reduction of the Note-A principal and provide the Noteholders with reasonable details regarding the amount of the Setoff. If a majority of the Noteholders disagree with a Setoff, the Noteholder shall notify FFG within five (5) days of the notice. All such disputes shall be resolved pursuant to the provisions of Section 8.05. If FFG is not provided timely notification of a disagreement with a reduction of the Note-A principal pursuant to the procedures set forth in this Section 8.04(a), the reduction shall be final and binding.

     (b) If a claim, action, suit, proceeding or investigation subject to Setoff is made or commences after the Effective Time and prior to the date the Exchanged Related Party Notes have been paid in full or three years elapse after the Effective Time, notice shall be given to the Noteholders pursuant to Section
8.03 and payments of Note-A principal, up to the amount set forth in such claim or similar action, shall be immediately suspended until final resolution, settlement or dismissal of the claim, action, suit, proceeding or investigation. Any Setoff Amounts incurred or imposed prior to or in connection with the final resolution, settlement or dismissal of a claim, action, suit, proceeding or investigation shall be subject to Setoff.

     8.05 Dispute Resolution

     (a) In the event of any dispute, question or disagreement arising out of or relating to the application of the Setoff, the parties hereto shall use their best efforts to settle such dispute, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

     (b) If the affected parties do not reach such a solution within a period of three (3) days, then the unresolved dispute, question or disagreement shall be submitted to and finally settled by a third party expert (the "Expert") chosen by the parties. The parties shall mutually agree upon the Expert within ten (10) days of the Closing. In the event that the parties are unable to so agree within such ten (10) day period, then within the following ten (10) day period, an expert shall be named by each party. The Expert shall be named by the two experts so chosen within ten (10) days after the appointment of the two experts. In the event that the Expert is not agreed upon under the procedure described in the preceding sentence, he or she shall be named by the Circuit Court for the County of Oakland, Michigan.

     (c) The decisions rendered by the Expert shall be final and binding.

     (d) Should the Expert resign or otherwise be unable to fulfill his or her obligations under this Section 8.05, the parties shall appoint a replacement utilizing the same procedures as set forth in Section 8.05(b) above for the appointment of the initial Expert.

     (e) Any expenses incurred in connection with the resolution of disputes, questions or disagreements under this Section 8.05 shall be shared equally between FFG and the Noteholders.

                                   ARTICLE IX

                TRANSFER OF CERTAIN ASSETS AND LIABILITIES TO FFG

     9.01 Transfer of Certain Assets and Liabilities to FFG.

     (a) Company and Bank agree that, subject to the terms and conditions of this Agreement, they will sell, assign, transfer, convey and deliver to FFG immediately prior to the Closing (the "Transfer Closing"), effective as of the Transfer Effective Date (as defined below) all of their rights, title and interest in and to all of the mortgages held for sale, all of the mortgages held for yield and all of the accrued interest held on such mortgages (the "Assets").

     (b) FFG agrees that at the Transfer Closing, effective as of the Transfer Effective Date (as defined below), subject to the terms and conditions of this Agreement, it will assume and agree to pay, perform and discharge the following:

          (i) All of the Company's indebtedness, obligations, duties and liabilities (including indebtedness for accrued interest) relating to the certificates of indebtedness outstanding and notes to the persons ("Third Party Debt") set forth on the list attached hereto as Exhibit H; and

          (ii) Subject to the right of Setoff provided for in this Section 8.02 of this Agreement, all of the Company's indebtedness, obligations, duties and liabilities relating to the Note-A and Note-B Exchanged Related Parties Notes set forth on the list attached hereto as Exhibit C; and

          (iii) All of the Company's indebtedness, obligations, duties and liabilities relating to the Executive Agreements set forth on the list attached hereto as Exhibit I.

     The Third Party Debt, the Exchanged Related Party Notes and the Executive Agreements shall be referred to herein as the "Liabilities."

     (c) FFG shall not assume or be bound by any liabilities or obligation of Bank or Company of any kind or nature, known or unknown, contingent or otherwise, other than the liabilities and obligations specifically assumed by FFG under Section 9.01(b) or as otherwise expressly provided in this Agreement.

     9.02 Closing and Effective Date.

     The closing date of the transactions provided for in this Article IX (the "Transfer Closing") shall be immediately prior to and as a condition to the consummation of the Merger and shall follow the date on which all regulatory approvals for this transaction, required by law and this Agreement, have been obtained, all waiting periods required by statute have expired and all consents required under this Agreement have been obtained so that the Transfer may be legally consummated in accordance with the terms of this Agreement. Subject to the terms and conditions of this Agreement, the Closing shall occur in conjunction with the consummation of the Merger. The effective date of the transactions provided for herein (the "Transfer Effective Date") shall be immediately prior to the Effective Time.

     9.03 Purchase Price.

     In consideration for the sale, assignment, transfer, conveyance and delivery of the Assets, FFG will assume the Liabilities as provided in this Agreement and the difference between the value of the Assets and the outstanding amount of the Liabilities assumed shall be paid by FFG to the Company and the Bank in cash. The amount of consideration paid by FFG to the Company and the Bank pursuant to this Section 9.03 shall be determined in accordance with the Book Value determined pursuant to Appendix A hereto.

     9.04 Obligations of the Company and the Bank at the Closing.

     At the Closing, the Company and the Bank, as appropriate, will:

     (a) Deliver to FFG such of the Assets purchased as shall be capable of physical delivery;

     (b) Execute, acknowledge (if appropriate) and deliver to FFG a Bill of Sale and all such deeds, endorsements, assignments or other instruments of conveyance, assignment and transfer as shall be reasonably necessary or advisable to consummate the sale and transfer to FFG of the Assets;

     (c) Assign, transfer and deliver to FFG such of the following records pertaining to the Liabilities to be assumed by FFG and any other records reasonably requested by FFG as exist and are the possession of the Company or the Bank, as the case may be, and as are necessary to enable FFG to honor the obligations related to said Liabilities on a continued basis:

     9.05 Obligations of FFG at the Closing.

     At the Transfer Closing, FFG shall execute, acknowledge and deliver to the Company or the Bank, as the case may be, such documents necessary or appropriate to effectuate the transactions contemplated by this Agreement as the Company or the Bank, as the case may be, shall reasonably request.

                                    ARTICLE X

                                    SURVIVAL

     10.01 Survival. The respective representations, warranties and covenants of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for (i) the provisions of Sections
1.07 and 1.08 and (ii) for the right of setoff in Article VIII which shall survive for a period of three (3) years after the effective date along with the representation and warranties which shall survive for three (3) years for the purpose of setoff only.

     10.02 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

     (a)  If to AAC, to:

          Approved Acquisition Corp.
          25800 Northwestern Highway
          Suite 875
          Southfield, Michigan 48075
          Attn: Robert Pilcowitz
                President and Chief Executive Officer

          Copy to:

          Elias, Matz, Tiernan and Herrick L.L.P.
          734 15th Street, N.W.
          Washington, D.C. 20005
          Attn: John P. Soukenik, Esq.
                Kevin M. Houlihan, Esq.

     (b)  If to FFG, to:

          Michigan Fidelity Acceptance Corp
             (d/b/a Franklin Financial Group)
          25800 Northwestern Highway
          Suite 875
          Southfield, Michigan 48075
          Attn: Robert Pilcowitz
                President and Chief Executive Officer

          Copy to:

          Elias, Matz, Tiernan and Herrick L.L.P.
          734 15th Street, N.W.
          Washington, D.C. 20005
          Attn: John P. Soukenik, Esq.
                Kevin M. Houlihan, Esq.

     (c)  If to the Company, to:

          Approved Financial Corp.
          1716 Corporate Landing Parkway
          Virginia Beach, Virginia 23454
          Attn: Allen Wykle
                Chairman, President and Chief Executive Officer

          Copy  to:

          Payne, Gates, Farthing & Radd, P.C.
          Dominion Tower
          999 Waterside Drive
          Suite 1515
          Norfolk, Virginia 23510
          Attn: Ronald M. Gates, Esq.

     (d)  If to the Bank, to:

          Approved Federal Savings Bank,
             A Federal Savings Bank.
          1716 Corporate Landing Parkway
          Virginia Beach, Virginia 23454
          Attn: Jean Schwindt, President

          Copy  to:

          Payne, Gates, Farthing & Radd, P.C.
          Dominion Tower
          999 Waterside Drive
          Suite 1515
          Norfolk, Virginia 23510
          Attn: Ronald M. Gates, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

     10.03 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as provided in Section
4.12 hereof or as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     10.04 Complete Agreement. This Agreement and the Agreement of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.

     10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     10.06 Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Michigan in the Circuit Court for the County of Oakland, Michigan, without giving effect to the principles of conflicts of laws thereof.

     10.07 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, AAC, the Company and the Bank have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       APPROVED ACQUISITION CORP.

Attest:


                                       By:
-------------------------                  -------------------------------------
                                           Robert Pilcowitz
Secretary                                  President and Chief Executive Officer


                                       APPROVED FINANCIAL CORP.

Attest:


                                       By:
-------------------------                  -------------------------------------
                                           Allen Wykle
Secretary                                  President


                                       APPROVED FEDERAL SAVINGS BANK, A
                                          FEDERAL SAVINGS BANK

Attest:


                                       By:
-------------------------                  -------------------------------------
                                           Jean Schwindt
Secretary                                  President


                                       MICHIGAN FIDELITY ACCEPTANCE CORP.
                                       (d/b/a FRANLIN FINANCIAL GROUP)

Attest:


                                       By:
-------------------------                  -------------------------------------
                                           Robert Pilcowitz
Secretary                                  President and Chief Executive Officer

                        Index of Exhibits and Appendices

Exhibit A    Stockholder Agreement

Exhibit B    List of Holders of Related Party Notes

Exhibit C    Forms of Note-A and Note-B Exchanged Related Party Notes
             and Holders Thereof

Exhibit D    Resignation and Stock Sales Agreement

Exhibit E    Agreement of Merger

Exhibit F    Form of Release of Executive Agreements

Exhibit G    Allocation of Setoff to Noteholders

Exhibit H    List of Certificates of Indebtedness
             and Notes

Exhibit I    List of Executive Agreements

* * * * *

Appendix A   Book Value Formula